Exhibit 10.31

UGI CORPORATION

EXECUTIVE EMPLOYEE SEVERANCE PLAN

As amended as of June 15, 2017

UGI CORPORATION
EXECUTIVE EMPLOYEE
SEVERANCE PLAN

TABLE OF CONTENTS
Page

ARTICLE I	PURPOSE AND TERM OF PLAN......................................................1

ARTICLE II	DEFINITIONS......................................................................................2

ARTICLE III	PARTICIPATION AND ELIGIBILITY FOR BENEFITS....................6

ARTICLE IV	BENEFITS............................................................................................8

ARTICLE V	METHOD AND DURATION OF BENEFIT PAYMENTS................10

ARTICLE VI	ADMINISTRATION...........................................................................11

ARTICLE VII	AMENDMENT AND TERMINATION..............................................13

ARTICLE VIII	DUTIES OF THE COMPANY............................................................14

ARTICLE IX	CLAIMS PROCEDURES...................................................................15

ARTICLE X	MISCELLANEOUS............................................................................17

i

ARTICLE I

PURPOSE AND TERM OF PLAN
Section 1.01    Purpose of the Plan. This Executive Employee Severance Plan is applicable to Executive Employees (as defined below) of UGI Corporation and its Affiliates (as defined below). The Plan is intended to help alleviate financial hardships that may be experienced by Executive Employees whose employment is involuntary terminated. The Plan is intended to be a “severance pay plan” for purposes of ERISA (as defined below). The benefits paid by the Plan are not deferred compensation, and no employee shall have a vested right to such benefits. The Plan has been drafted to give the Company (as defined below) broad discretion in designating individuals who are eligible for benefits and the amount of such benefits. All actions taken by the Company shall be in its role as the plan sponsor and not as a fiduciary.
Section 1.02    Term of the Plan. The Plan has been amended and restated as of June 15, 2017. The Plan will continue until such time as the Company, acting in its sole discretion, elects to modify, supersede or terminate it in accordance with the further provisions hereof.

ARTICLE II

DEFINITIONS
Section 2.01    “Administrative Committee” shall mean the administrative committee designated pursuant to Article VI of the Plan to administer the Plan in accordance with its terms, or its delegate.
Section 2.02    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
Section 2.03    “Annual Compensation” shall mean the Participant’s annual base salary and applicable target annual bonus amount (if any) in effect on the Participant’s Employment Termination Date.
Section 2.04    “Benefit” or “Benefits” shall mean any or all of the benefits that a Participant is entitled to receive pursuant to Article IV of the Plan.
Section 2.05    “Board of Directors” shall mean the Board of Directors of the Company, or any successor thereto.
Section 2.06    “Change in Control” shall mean a change of control of the Company as defined in the Company’s 2013 Omnibus Incentive Compensation Plan, as amended from time to time, or a successor plan.
Section 2.07    “Change in Control Agreement” shall mean a written Change in Control Agreement between an employee and the Company or an Affiliate.
Section 2.08    “COBRA Cost” shall mean the applicable premium under section 4980B(f)(4) of the Code for continued medical and dental COBRA coverage under the benefit plans of the Company or an Affiliate.
Section 2.09    “COBRA Coverage” shall mean continued medical and dental coverage under the benefit plans of the Company or an Affiliate, as determined under section 4980B of the Code.
Section 2.10    “Code” shall mean the Internal Revenue Code of 1986, as amended.
Section 2.11    “Company” shall mean UGI Corporation, a Pennsylvania corporation, and any corporation succeeding to the business of UGI Corporation by merger, consolidation, liquidation, purchase of assets or stock or similar transaction.
Section 2.12    “Compensation Committee” shall mean the Compensation and Management Development Committee of the Board of Directors.

Section 2.13    “Employment Commencement Date” shall mean the most recent date on which a Participant became an employee of the Company or an Affiliate of the Company or, if the Company determines that service before an acquisition shall be taken into account, the most recent date on which a Participant became an employee of an entity whose business or assets have been acquired by the Company or an Affiliate.
Section 2.14    “Employment Termination Date” shall mean the date on which the Participant separates from service with the Company and its Affiliates within the meaning of section 409A of the Code.
Section 2.15    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Section 2.16    “Executive Annual Bonus Plan” shall mean the UGI Corporation Executive Annual Bonus Plan as in effect from time to time.
Section 2.17    “Executive Employee” shall mean any of the following employees who are employed in the United States:
(a)    An executive level employee of the Company who participates in the Executive Annual Bonus Plan and who does not have a Change in Control Agreement in effect with the Company or an Affiliate; or
(b)    An executive level employee of the Company or an Affiliate who is employed in the United States and who is designated in writing by the Compensation Committee as eligible to participate in this Plan.
In no event shall any of the following persons be considered an employee for purposes of the Plan: (i) employees who are employed outside the United States, (ii) independent contractors, (iii) persons performing services pursuant to an arrangement with a third party leasing organization, (iv) any person whom the Company determines, in its sole discretion, is not a common law employee, whether or not any such person is later determined to have been a common law employee of the Company or an Affiliate, or (v) employees who are eligible to participate in another severance plan maintained by the Company or an Affiliate.
Section 2.18    “Just Cause” shall mean dismissal of an Executive Employee due to (i) theft or misappropriation of funds or conduct that has an adverse effect on the reputation of the Company or any Affiliate, (ii) conviction of a felony or a crime involving moral turpitude, (iii) material breach of the Company’s written code of conduct, or other material written employment policies, applicable to the Executive Employee, (iv) breach of any written confidentiality, non-competition or non-solicitation covenant between the Executive Employee and the Company or any Affiliate, (v) gross misconduct in the performance of duties, or (vi) intentional refusal or failure to perform the material duties of the Executive Employee’s position. Disputes with respect to whether Just Cause exists shall be resolved in accordance with Article IX.

Section 2.19    “Key Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its delegate in accordance with the provisions of section 409A of the Code and the regulations issued thereunder.
Section 2.20    “Monthly Compensation” shall mean the Participant’s Annual Compensation divided by 12.
Section 2.21    “Paid Notice” shall mean the cash amount payable to a Participant in lieu of notice as determined pursuant to Section 4.01(a).
Section 2.22    “Participant” shall mean any Executive Employee who receives Benefits under the Plan.
Section 2.23    “Plan” shall mean the UGI Corporation Executive Employee Severance Plan, as set forth herein, and as the same may from time to time be amended.
Section 2.24    “Plan Year” shall mean each fiscal year of the Company during which this Plan is in effect.
Section 2.25    “Postponement Period” shall mean, for a Key Employee, the period of six months after separation from service (or such other period as may be required by section 409A of the Code), during which deferred compensation may not be paid to the Key Employee under section 409A of the Code.
Section 2.26    “Release” shall mean a release and discharge of the Company, all of its Affiliates, and all affiliated persons and entities from any and all claims, demands and causes of action, other than as to amounts or benefits due to the Participant under any qualified employee retirement plan of the Company or an Affiliate, which shall be in such form as may be proscribed by the Company, acting as Plan sponsor and not as a fiduciary, from time to time and with such modifications as the Company deems appropriate for the Participant’s particular situation.
Section 2.27    “Salary Continuation Period” shall mean (i) the number of months of Paid Notice plus (ii) the period for which a Participant receives Separation Pay under Section 4.01(b).
Section 2.28    “Separation Pay” shall mean the cash amount payable to a Participant as determined pursuant to Section 4.01(b).
Section 2.29    “Weekly Compensation” shall mean the Participant’s Annual Compensation divided by 52.

Section 2.30    “Year of Service” shall mean each 12 month period (or part thereof) of continuous service with the Company and its Affiliates beginning on the Participant’s Employment Commencement Date and ending on each anniversary thereof. Years of Service with an entity whose business or assets have been acquired by the Company or an Affiliate shall be counted only if so determined by the Company.

ARTICLE III

PARTICIPATION
AND ELIGIBILITY FOR BENEFITS
Section 3.01    General Eligibility Requirement. In its sole discretion, acting in its role as Plan sponsor and not as a fiduciary, the Company may grant a Benefit under this Plan to any Executive Employee whose employment is terminated by the Company or an Affiliate other than for Just Cause, death, or continuous illness, injury or incapacity for a period of six consecutive months. Notwithstanding anything herein to the contrary, an Executive Employee will not be considered to have incurred a termination by the Company or an Affiliate for purposes of this Plan if his or her employment is discontinued due to voluntary resignation or the expiration of a leave of absence, as determined by the Company, acting in its role as Plan sponsor and not as a fiduciary. In addition, the Executive Employee must meet the requirements of Section 3.03 in order to receive a Benefit under this Plan.
Section 3.02    Substantially Comparable Employment. Notwithstanding anything herein to the contrary, no Benefits shall be due hereunder to an Executive Employee in connection with the disposition of a business, division or affiliated company by the Company or an Affiliate if substantially comparable terms of employment, as determined by the Company, have been offered to the Executive Employee by the transferee; provided, however, that the Company, acting in its role as Plan sponsor and not as a fiduciary, may determine that the Company or an Affiliate will provide some or all of the Benefits to an Executive Employee whose employment with the Company and its Affiliates is terminated as described in Section 3.01. For purposes of this Plan, “substantially comparable terms of employment” shall mean an executive level position with (i) no reduction in the Executive Employee’s annual base salary as of the date of the transaction, and (ii) no material change in the geographic location at which the Executive Employee must perform services (which, for purposes of this Plan, means a location that is not more than 50 miles from the Executive Employee’s principal place of business immediately before the transaction).
Section 3.03    Conditions to Entitlement to Benefits.
(a)    As further conditions to entitlement to Benefits under the Plan, all Participants must, prior to the payment of any Benefits due hereunder, (i) sign and not rescind or contest the enforceability of a Release; (ii) ratify any patent assignment, confidentiality, non-solicitation, non-competition and other post-employment activities agreement in effect between the Participant and the Company or an Affiliate; (iii) return to the Company and its Affiliates any and all property of the Company and its Affiliates held by the Participant, including, but not limited to, all reports, manuals, memoranda, computer disks, tapes and data made available to the Participant during the performance of the Participant’s duties, including all copies; (iv) hold confidential any and all information concerning the Company and its Affiliates, whether with respect to its business, subscribers, providers, customers, operations, finances, employees, contractors, or otherwise; and (v) cooperate fully with the Company and its Affiliates to complete the transition of matters with which the Participant is familiar or responsible to other employees and make himself or herself available to answer questions or assist in matters which may require attention after the Participant’s Employment Termination Date. Notwithstanding the foregoing, accrued vacation described in Section 4.01(d) shall be paid without regard to the Participant’s execution of a Release, to the extent required by applicable state law.
(b)    If the Administrative Committee determines, in its sole discretion, that the Participant has violated one or more of the foregoing conditions to entitlement to Benefits, the Administrative Committee may determine that the Participant will not receive the Benefits or the Company may discontinue the payment of Benefits under the Plan. Any remedy under this Section 3.03 shall be in addition to, and not in place of, any other remedy the Company and its Affiliates may have, at law or otherwise.

ARTICLE IV

BENEFITS
Section 4.01    Amount of Immediate Cash Benefit. The Company, acting in its role as Plan sponsor and not as a fiduciary, shall determine which Executive Employees shall be awarded a Benefit hereunder and the amount of any such Benefit. The Company may take into account any factors it determines to be relevant in deciding which Executive Employees shall be awarded Benefits and the amount of such Benefits, and need not apply its determinations in a uniform manner to terminated Executive Employees similarly situated. All such decisions shall be final, binding and conclusive with respect to the Executive Employee. Unless the Company determines otherwise, subject in all events to Section 3.03, the amount to be paid to a Participant eligible to receive Benefits under Section 3.01 hereof upon the Participant’s separation from service shall be paid in a lump sum as provided in Section 5.01 hereof and shall equal the sum of the amounts described in subsections (a) through (d), except that any payment under paragraph (c) below will be excluded from the lump sum payment and paid separately as provided below:
(a)    An amount of Paid Notice equal to three months of the Participant’s Monthly Compensation.
(b)    An amount of Separation Pay equal to two weeks of the Participant’s Weekly Compensation for each Year of Service; provided, however, that such amount shall not be less than three months of the Participant’s Monthly Compensation and shall not exceed 12 months of the Participant’s Monthly Compensation.
(c)    The Administrative Committee may determine in its sole discretion that an annual bonus will be paid for the year of termination. The Administrative Committee may take into account factors such as Company and Affiliate performance, individual performance and the portion of the year elapsed prior to the Employment Termination Date. The annual bonus shall not exceed a pro rata portion of the Participant’s target annual bonus for the year of termination. The bonus, if any, shall be paid within 60 days after the Employment Termination Date, unless the Executive Annual Bonus Plan in effect for the year specifically provides otherwise with respect to termination of employment. If a bonus is payable to the Participant under the Executive Annual Bonus Plan for the year of termination, no bonus will be payable under this Plan.
(d)    An amount equal to the Participant’s earned and accrued vacation entitlement, including banked vacation time, and personal holidays through the Participant’s Employment Termination Date.
Section 4.02    Executive Benefits.
(a)    If a Participant receives Benefits under Section 4.01, the Company shall pay to the Participant a single lump sum payment, as provided in Section 5.01 and subject to Section 3.03, equal to the COBRA Cost that the Participant would incur if the Participant continued medical and dental coverage under the Company’s benefit plans through the end of the

Salary Continuation Period, based on the benefits in effect for the Participant (and where applicable, his or her spouse and dependents) at the Participant’s Employment Termination Date, less the amount that the Participant would be required to contribute for medical and dental coverage if such Participant were an active employee.
(b)    A Participant who receives Benefits under Section 4.01 may elect COBRA Coverage according to the terms of the Company’s applicable medical and dental plans. If the Participant elects COBRA Coverage, the Participant shall be responsible for paying the COBRA Cost of such coverage in order to be eligible for the coverage. Any applicable conversion rights shall be provided to the Participant at the time coverage ceases.
(c)    Each Participant who receives Benefits under Section 4.01 shall be entitled to receive outplacement services for up to six months following his or her Employment Termination Date through a vendor selected by the Company.
Section 4.03    Retirement Plans. This Plan shall not govern and shall in no way affect the Participant’s interest in, or entitlement to benefits under, any of the qualified retirement plans of the Company or an Affiliate and any payments received under any such plan shall not affect a Participant’s right to any Benefit hereunder.
Section 4.04    Effect on Other Benefits.
(a)    After a Participant’s termination of employment, the Participant shall not accrue benefits under any benefit plan of the Company or an Affiliate, and a terminated Participant shall not accrue vacation days, paid holidays, paid sick days or other benefits for any part of the Salary Continuation Period.
(b)    Notwithstanding anything in this Plan to the contrary, no benefits shall be paid under this Plan if the Participant receives severance benefits under any other severance agreement or arrangement with the Company or an Affiliate.
(c)    Notwithstanding anything herein to the contrary, the Benefits payable under this Plan to any Participant may be reduced by any and all payments required to be made by the Company or an Affiliate under federal, state and local law, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq. or under any employment agreement or special severance arrangement, as determined by the Company, acting as Plan sponsor and not as a fiduciary.

ARTICLE V

METHOD AND DURATION OF BENEFIT PAYMENTS
Section 5.01    Method of Payment. The cash Benefit to which a Participant is entitled, pursuant to Article IV, shall be paid in a lump sum payment. Payment shall be made within 60 days following the Participant’s Employment Termination Date, subject to the fulfillment of all conditions for payment of the Benefit set forth in Section 4.01 and compliance with all requirements of Section 3.03. Payment shall be made by mail to the last address provided by the Participant to the Company or an Affiliate. All payments under the Plan are subject to applicable federal, state and local taxes.
Section 5.02    Section 409A.
(a)    Notwithstanding any provision of the Plan to the contrary, if required by section 409A of the Code and if a Participant is a Key Employee, no Benefits shall be paid to the Participant during the Postponement Period. If a Participant is a Key Employee and payment of Benefits is required to be delayed for the Postponement Period under section 409A, the accumulated amounts withheld on account of section 409A of the Code shall be paid in a lump sum payment within 30 days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of Benefits, the amounts withheld on account of section 409A of the Code shall be paid to the Participant’s estate within 60 days after the Participant’s death.
(b)    This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if required by section 409A, payments may only be made under this Plan upon an event and in a manner permitted by section 409A, to the extent applicable. As used in the Plan, the term “termination of employment” shall mean the Participant’s separation from service with the Company and its Affiliates within the meaning of section 409A and the regulations promulgated thereunder. For purposes of section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of section 409A of the Code. In no event may a Participant designate the year of payment for any amounts payable under the Plan. Notwithstanding any provision of the Plan to the contrary, if the payments and benefits provided for under the Plan are subject to section 409A, in no event shall the timing of a Participant’s execution of the Release, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
Section 5.03    Payments After Death. If a Participant dies after separation from service and before the Participant has received any Benefit that the Participant is entitled to receive under Article IV, any unpaid Benefit that the Participant would otherwise have received shall be payable to the Participant’s estate.

ARTICLE VI

ADMINISTRATION
Section 6.01    Appointment. The Administrative Committee shall consist of one or more persons appointed by the Compensation Committee. Administrative Committee members may be, but need not be, employees of the Company.
Section 6.02    Tenure. Administrative Committee members shall serve at the pleasure of the Compensation Committee. Administrative Committee members may resign at any time on ten days’ written notice, and Administrative Committee members may be discharged, with or without cause, at any time by the Compensation Committee.
Section 6.03    Authority and Duties. It shall be the duty of the Administrative Committee, on the basis of information supplied to it by the Company, to determine the eligibility of each Participant for Benefits under the Plan, to determine the amount of Benefits to which each such Participant may be entitled, and to determine the manner, time of payment and other requirements of payment of Benefits consistent with the provisions hereof. The Company shall make such payments as are certified to it by the Administrative Committee to be due to Participants. The Administrative Committee shall have the full power and discretionary authority to construe, interpret and administer the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Administrative Committee shall be final, binding, and conclusive upon the parties. The Administrative Committee may delegate ministerial and other responsibilities to one or more employees of the Company or its Affiliates.
Section 6.04    Action by the Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business at a meeting of the Administrative Committee. Any action of the Administrative Committee may be taken upon the affirmative vote of a majority of the members of the Administrative Committee at a meeting, or at the direction of the Chairperson, without a meeting, by mail, telephone, or electronic communication; provided that all of the members of the Administrative Committee are informed of their right to vote on the matter before the Administrative Committee and of the outcome of the vote thereon.
Section 6.05    Officers of the Administrative Committee. The Administrative Committee shall designate one of its members to serve as Chairperson thereof. The Administrative Committee shall also designate a person to serve as Secretary of the Administrative Committee, which person may be, but need not be, a member of the Administrative Committee.
Section 6.06    Compensation of the Administrative Committee. Members of the Administrative Committee shall receive no compensation for their services as such. However, all reasonable expenses of the Administrative Committee shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify members of the

Administrative Committee against personal liability for actions taken in good faith in the discharge of their respective duties as members of the Administrative Committee.
Section 6.07    Records, Reporting, and Disclosure. The Administrative Committee shall keep all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and its Affiliates and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Administrative Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company or an Affiliate, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).
Section 6.08    Actions of the Administrative Committee. All determinations made by the Administrative Committee under the Plan shall be made solely at the discretion of the Administrative Committee. The exercise of discretion by the Administrative Committee need not be uniformly applied to similarly situated Participants and shall be final and binding on each Participant or beneficiary to whom the determination is directed.
Section 6.09    Bonding. The Administrative Committee shall arrange any bonding that may be required by law, but no amount in excess of the amount required by law (if any) shall be required by the Plan.

ARTICLE VII

AMENDMENT AND TERMINATION
Section 7.01    Amendment, Suspension and Termination. The Company, by action of its Board of Directors or the Compensation Committee or its delegate, retains the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. No such amendment shall give the Company or an Affiliate the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits. Notwithstanding the foregoing, the Administrative Committee may adopt any amendment to the Plan as it shall deem necessary or appropriate to (i) maintain compliance with current laws and regulations; (ii) correct errors and omissions in the Plan document; and (iii) facilitate the administration and operation of the Plan.

ARTICLE VIII

DUTIES OF THE COMPANY
Section 8.01    Records. The Company shall supply to the Administrative Committee all records and information necessary to the performance of the Administrative Committee’s duties.
Section 8.02    Payment. The Company shall make payments from its general assets to Participants in accordance with the terms of the Plan, as directed by the Administrative Committee.
Section 8.03    Discretion, Delegation.
(a)    Any decisions, actions or interpretations to be made under the Plan by the Company shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals, and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.
(b)    The Company may take actions under the Plan by action of its Board of Directors or the Compensation Committee, or by action of any officer or committee to whom any of the Company’s authority with respect to the Plan shall have been delegated.

ARTICLE IX

CLAIMS PROCEDURES
Section 9.01    Application for Benefits. A terminated employee who believes that he or she is eligible for benefits under this Plan may apply for such benefits by completing and filing with the Administrative Committee an application for benefits on a form supplied by the Administrative Committee. Each such application must be supported by such information as the Administrative Committee deems relevant and appropriate.
Section 9.02    Claim; Claim Decision. A terminated employee may contest his or her eligibility for benefits or his or her eligibility for the amount of benefit awarded, as applicable, by completing and filing with the Administrative Committee a written request for review in the manner specified by the Administrative Committee. Each such application must be supported by such information as the Administrative Committee deems relevant and appropriate. The Administrative Committee will review the claim and provide notice to the terminated employee, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim. If the Administrative Committee determines that an extension of time for processing is required, the Administrative Committee shall furnish written notice of the extension before the end of the initial 90-day period. In no event shall the extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render a decision. In the event that any claim for benefits is denied in whole or in part, the terminated employee whose claim has been so denied shall be notified of such denial in writing by the Administrative Committee. The notice advising of the denial shall be written in a manner calculated to be understood by the terminated employee and shall set forth: (a) the specific reason(s) for the denial; (b) specific references to the pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (d) a description of the Plan’s claim procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.
Section 9.03    Appeals of Denied Claims for Benefits. All appeals shall be made by the following procedure:
(a)    The terminated employee whose claim has been denied shall file with the Administrative Committee a notice of appeal of the denial. Such notice shall be filed within 60 days of notification by the Administrative Committee of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)    Subject to subsection (a), the claimant or his duly authorized representative may:

(i)    request a review upon written notice to the Administrative Committee;
(ii)    request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(iii)    submit written comments, documents, records and other information related to the claim.
(c)    The Named Appeals Fiduciary (as described in Section 9.04) shall issue a decision no later than 60 days after receipt of a request for review unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the terminated employee’s notice of appeal. If the Named Appeals Fiduciary determines that an extension of time for processing is required, the Named Appeals Fiduciary shall furnish written notice of the extension before the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Named Appeals Fiduciary expects to render a decision.
(d)    The Named Appeals Fiduciary shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination.
(e)    The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement. The notice advising of the denial shall be written in a manner calculated to be understood by the terminated employee and shall set forth:
(i)    the specific reason(s) for the decision;
(ii)    specific references to the pertinent Plan provisions on which the decision is based;
(iii)    the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and
(iv)    the claimant’s right to bring a civil action under section 502(a) of ERISA.
Section 9.04    Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Compensation Committee, or, if no such person or persons be named, then the person or persons named by the Administrative Committee as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Compensation Committee, and any Named Appeals Fiduciary

named by the Administrative Committee may be removed by the Administrative Committee. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.
Section 9.05    Claims Procedures Mandatory. The internal claims procedures set forth in this Article IX are mandatory. If a claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Article IX, the denial of the claim shall become final and binding on all persons for all purposes.
Section 9.06    Exhaustion of Claims and Appeals Procedures. A claim or action (a) to recover benefits allegedly due under the Plan or by reason of any law; (b) to enforce rights under the Plan; (c) to clarify rights to future benefits under the Plan; or (d) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures, including, for these purposes, any voluntary appeal right (an “Administrative Claim”). A claimant must raise all arguments and produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived every argument and the right to produce any evidence not submitted to the Named Appeals Fiduciary as part of the Administrative Claim. Any Judicial Claim must be commenced in the appropriate court or forum no later than 12 months from the earliest of (i) the date of the claimant’s termination of employment; (ii) the date the Administrative Committee or its delegate first denied the claimant's request; or (ii) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 12-month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 12-month period and the date that is three months after the final denial of the claimant’s Administrative Claim, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 12-month limitations period (or, if applicable, expiration of the three-month limitations period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred. Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 12-month limitations period (or, if applicable, the three month limitations period).

ARTICLE X

MISCELLANEOUS
Section 10.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which the Participant may expect to receive, contingently or otherwise, under this Plan.
Section 10.02    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company or an Affiliate, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 10.03    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
Section 10.04    Successors, Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future. If a Change in Control occurs, unless the Compensation Committee directs otherwise before the Change in Control, the Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or a division or Affiliate thereof, (i) to acknowledge expressly that this Plan is binding upon and enforceable against such successor in accordance with the terms hereof, (ii) to become jointly and severally obligated with the Company to perform the obligations under this Plan, and (iii) to agree not to amend or terminate the Plan for a period of one year after the Change in Control without the consent of the affected Participant.
Section 10.05    Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or designate an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Participant shall have any right to, or interest in, any assets of the Company or an Affiliate which may be applied by the Company or an Affiliate to the payment of Benefits.
Section 10.06    Payments to Incompetent Persons. Any Benefit payable to or for the benefit of an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the

Company, its Affiliates, the Administrative Committee, the Compensation Committee and all other parties with respect thereto.
Section 10.07    Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, to the extent not preempted by Federal law, without giving effect to any Pennsylvania choice of law provisions.